Exhibit 10.70

AGREEMENT AND RELEASE
This Agreement and Release (“Release”) is made and entered into by and between M. Michelle Berrey (hereinafter “Employee”), and Chimerix, Inc., a Delaware corporation (hereinafter the “Company”).
WHEREAS, Employee has resigned from her employment with the Company;
WHEREAS, Employee is eligible for certain benefits under a Participation Agreement between Employee and the Company (the “Participation Agreement”) under the Chimerix, Inc. Officer Severance Benefit Plan (the “Severance Plan”); and
WHEREAS, the parties desire to settle fully, finally, and on a confidential basis all matters between them, including but not limited to the employment and resignation of Employee, without any admission of liability;
NOW, THEREFORE, in consideration of the premises and mutual promises contained in this Release, and other valuable consideration to which Employee is not otherwise entitled, the receipt and sufficiency of which are hereby acknowledged, it is agreed by the parties as follows:
1.    Resignation of Employment. Employee agrees that her employment with the Company ended on February 5, 2019 (the “Separation Date”). Employee will be paid accrued but unused vacation on the Company’s next regular payroll date after the Separation Date. Except as provided herein, all benefits cease as of the Separation Date.
2.    Consideration. As a material inducement to and in consideration for Employee entering into this Release, and subject to the terms and conditions of this Release, the Severance Plan and the Participation Agreement, the Company agrees as follows:
a.    As a substitute for the cash severance benefit set forth in Section 2(a)(1) of the Participation Agreement, Employee shall continue to receive her current base salary for a period of 18 months, commencing on the first payroll period following the effective date of this Release, subject to the terms and provisions (including the form of and conditions required for full payment) of the Participation Agreement and the Severance Plan.
b.    Provided Employee is eligible for, and timely elects, COBRA continuation coverage, the Company will pay the full amount of COBRA premiums as set forth in Section 2(a)(3) of the Participation Agreement for a period of up to 15 total months, subject to the terms of the Participation Agreement and the Plan.
c.    Employee shall become vested in the stock options and equity compensation awards to the extent shown on Exhibit A under the column entitled “Shares Accelerated Pursuant to Severance Plan & Participation Agreement”, pursuant to the terms of Section 2(a)(2) of the Participation Agreement. Following the Separation Date and taking into account the vesting acceleration described in the foregoing sentence, Employee shall be vested in Employee’s stock

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options and equity awards to the extent shown on Exhibit A under the column entitled “Total Vested Shares as of Separation Date”, and Employee shall cease to vest in any further stock options and equity compensation awards and all stock options and equity awards (whether vested or unvested) will terminate pursuant to their terms. Notwithstanding the foregoing, effective immediately prior to the Separation Date, the post-termination exercise period during which Employee may exercise Employee’s vested stock options following the Separation Date (which, under the terms of such options, is three months following the Separation Date) shall be extended to May 5, 2020, subject to earlier termination in the event of a change in control or corporate transaction as set forth in the terms of the equity incentive plan under which the equity awards were granted. Employee understands and agrees that, with respect to any of Employee’s options that qualify as of immediately prior to the Separation Date as “incentive stock options” under Section 422 of the Internal Revenue Code of 1986, as amended (“ISOs”), the amendment of Employee’s stock options to extend the post-termination exercise period will immediately disqualify the “ISO” status of such ISOs that are “in the money” (i.e., have an exercise price per share less than the value of the Company’s common stock) and, with respect to any such ISOs that are not in the money, will re-start the ISO holding period for such ISOs. By executing this Release, Employee consents to the amendment of her ISOs to extend the post-termination exercise period and accelerate the ISOs to the extent described in Exhibit A and Employee expressly acknowledges that Employee has consulted with her tax advisors regarding these tax implications or has knowingly and voluntarily declined to do so. Except to the extent provided in this Section 2(c), the Employee’s stock options will continue to be subject to the terms and conditions of the equity plans and stock option grant notices and agreements under which they were granted.
d.    Employee acknowledges that she is not eligible for the severance benefits described in this Section 2 in the absence of her execution and non-revocation of this Release.
3.    Rights Reserved. By executing this Release, Employee does not waive:
a.    Claims or rights Employee may have with respect to vested benefits Employee has accrued under the Chimerix, Inc. 401(k) Profit Sharing Plan & Trust;
b.    Claims or rights Employee may have with respect to the stock options and equity compensation awards listed on Exhibit A;
c.    Claims or rights Employee may have which arise after the date Employee signs this Release, including those under the Age Discrimination in Employment Act;
d.    COBRA rights Employee may have under any group health plan pursuant to Code Section 4980B;
e.    Rights Employee may have under the provisions of this Release; and
f.    Claims for indemnification under the Company’s bylaws or other corporate governance documents.

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4.    No Other Entitlements. Except for the compensation, monies and benefits expressly set forth in Section 2 and the rights reserved under Section 3, Employee acknowledges that she is not entitled to any other compensation, monies or benefits from the Company, including but not limited to compensation for vacation or other time off, bonuses, commissions, expense reimbursements, or other forms of compensation or benefits, repayments of debts, or reimbursements of expenses.
5.    General Release.
a.    By signing this Release, in consideration for the sums of money and benefits Employee is eligible to receive under this Release, Employee, on behalf of herself and her heirs, representatives, administrators, executors, successors and assigns, hereby irrevocably and unconditionally releases, acquits, and forever discharges to the fullest extent permitted by law, the Company and each of its present and former divisions, parent companies, subsidiaries, affiliates, predecessors, successors and assigns, and together with all present and former benefit plans or policies, plan administrators, agents, directors, officers, employees, owners, representatives and attorneys of all such entities or persons and all persons acting by, through, under or in concert with any of them (collectively referred to as the “Released Parties”), from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages, actions, causes of action, suits, rights, demands, costs, losses, debts and expenses (including attorney’s fees and costs), of any nature whatsoever, known or unknown, which Employee now has, has had, or may hereafter claim to have had against each or any of the Released Parties resulting from or arising out of any matter, act, omission, cause or event whatever that has previously occurred; except that Employee does not waive or release rights reserved under Section 3 of this Release or rights or claims that cannot be lawfully waived. Employee understands that by signing this Release and accepting the sums of money and benefits described in this Release, Employee is waiving any right to pursue any claim against any of the Released Parties for payments or benefits of any kind (other than those expressly reserved in this Release), as well as claims for back pay, severance pay, liquidated damages, compensatory damages, punitive damages, or any other losses or other damages to Employee or Employee’s property resulting from any claimed violation of local, state or federal law, including, for example (but not limited to), claims arising under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans With Disabilities Act, the Sarbanes-Oxley Act of 2002, the Retaliatory Employment Discrimination Act, the Employee Retirement Income Security Act of 1974, The Family Medical Leave Act, the Fair Labor Standards Act, the North Carolina Wage and Hour Act, the North Carolina Retaliatory Employment Discrimination Act, the Genetic Information Nondiscrimination Act, the North Carolina Equal Employment Practices Act, the North Carolina Persons with Disabilities Protection Act, all as amended, and claims under any other federal, state or local law pertaining to Employee’s employment or the termination of her employment.
b.    This Release does not waive or interfere with any rights Employee may have to file a charge of discrimination with a federal or state administrative agency, provided, however, that Employee acknowledges and agrees that she is not entitled to any personal recovery in any such agency proceeding.

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c.    Employee acknowledges that this Release applies both to known and unknown claims that may exist between Employee and the Released Parties as of the date she signs this Release. Employee expressly waives and relinquishes all rights and benefits which Employee may have under any state or federal statute or common law principle that would otherwise limit the effect of this Release to claims known or suspected prior to the date Employee signs this Release, and does so understanding and acknowledging the significance and consequences of such specific waiver. Employee acknowledges that the benefits provided by the Company under Section 2 of this Release are discretionary in nature and not required of the Company in the absence of this Release and Employee’s release of claims herein, and constitute adequate consideration for the release.
d.    Employee represents that, as of the date of execution of this Release, she has not filed with any agency or court any complaint or lawsuit against any of the Released Parties (as defined in Section 5 of this Release), and to the best of her knowledge, has no claim, cause of action or rights of actions against the Company arising out of or in any way connected with her employment with the Company.
e.    Employee agrees that she will not seek or apply for re-employment with any of the Released Parties and Employee waives any right to re-employment or reinstatement with the Company or any other Released Party. Employee acknowledges that it is the general policy of the Company and its subsidiaries not to re-employ individuals with whom it has entered into separation agreements of this nature.
6.    No Admission of Liability or Wrongdoing. This Release will not be used or construed by any person or entity as an admission of liability or finding that Employee’s rights were in any way violated by any of the Released Parties, and this Release may not be offered or received in evidence in any action or proceeding as an admission of liability or wrongdoing on the part of the Company or any other Released Party. Employee understands and agrees that the consideration received herein is accepted by her as full and complete settlement and compromise of any and all claims, asserted or unasserted, and the payment of such consideration is not an admission of liability by the Company.
7.    Confidentiality of Release. Employee shall keep the terms of this Release strictly confidential and shall not disclose any information concerning the terms of this Release or provide a copy of the same to anyone, except Employee’s immediate family and legal and financial advisors, who shall be bound to maintain the confidence of the terms of this Release. If required by law to produce a copy of this Release or to make such disclosure, Employee shall give the Company notice prior to such production or disclosure.
8.    No Knowledge of Wrongdoing. Except as Reported. Employee represents and promises that she has no knowledge of any violation of federal or state laws or regulations except those, if any, which she has previously reported in writing to the Company’s Corporate Counsel.
9.    Post-Termination Obligations. All payments and benefits to Employee under Section 2 of this Release shall be subject to Employee’s compliance with the following provisions following the Separation Date:

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a.    Assistance in Litigation. Employee shall, upon reasonable notice, furnish such information and assistance to the Company as may reasonably be required by the Company in connection with any litigation in which it is, or may become, a party, and which arises out of facts and circumstances known to Employee. The Company shall promptly reimburse Employee for her out-of-pocket expenses incurred in connection with the fulfillment of her obligations under this Section, provided that such expenses are incurred by Employee during her lifetime and reimbursements are made no later than the end of the calendar year following the calendar year in which the expense was incurred. The expenses eligible for reimbursement under this paragraph shall not affect any expenses eligible for reimbursement or in-kind benefits to be provided in any other year. If Employee provides litigation assistance at the Company’s request after the Separation Date, then the Company shall compensate Employee for the time spent in providing assistance at an hourly rate of $300 per hour, paid within 30 days following the calendar quarter in which the assistance was provided. Employee’s rights under this paragraph are not subject to liquidation or exchange for any other benefit.
b.    Confidential Information. Employee remains bound by the obligations of the Proprietary Information and Inventions Agreement that she executed with the Company (the “PIIA”). In addition, Employee agrees that she will promptly return and deliver to the Company all documents, data and other materials and items in her possession, custody or control, wherever located, that belong to the Company and/or contain or reflect Confidential Information, including, but not limited to, any and all keys, credit cards, security cards, computer software, disks, data, records, notebooks, correspondence, customer or supplier lists, files, forms, supplies or other documents or materials, in any form or format and including, but not limited to, any printed versions or copies or other recordings of such documents or materials, that have been provided or furnished to Employee by the Company or its affiliates, or have been obtained or developed or used by Employee during the performance of Employee’s services for the Company, or in connection with Employee’s services or any other activities for the Company. Employee agrees that prior to responding to any valid subpoena, court order or other legal process which would require disclosure of Confidential Information encompassed by this paragraph, she shall give the Company prior written notice of the subpoena, court order or other legal process in sufficient time to afford the Company a reasonable opportunity to challenge the subpoena, court order or other legal process.
c.    Noncompetition. Employee acknowledges that she remains bound by the Non-Competition and Non-Solicitation provisions of Section 3 of the Participation Agreement; provided however, that the “Restricted Period”, as set forth in the Participation Agreement, shall only be a period of 9 months from the date of this Release.
d.    Failure to Comply. In the event that Employee shall fail to comply with any provision of this Section 9, and such failure shall continue for ten (10) days following delivery of notice thereof by the Company to Employee, all rights of Employee and any person claiming under or through her to payments and benefits under paragraphs (a) through (c) of Section 2 of this Release shall thereupon terminate and no person shall be entitled thereafter to receive any such payments or benefits. In addition to the foregoing:

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i.    The amount, if any, payable to Employee after the Separation Date under Section 2 shall be reduced, but not below zero, by the amount of any remuneration for personal services earned by or payable to Employee by a business that is in competition with the Company within the Restricted Territory.
ii.    In the event of a breach or threatened breach by Employee of the provisions of this Section, the Company shall have and may exercise any and all other rights and remedies available to the Company at law or otherwise, including but not limited to obtaining an injunction from a court of competent jurisdiction enjoining and restraining Employee from committing such violation, and Employee hereby consents to the issuance of such injunction.
10.    Non-Disparagement. Employee agrees not to disparage the Company, including, without limitation, making disparaging comments about the Company or releasing or causing to be released information for the purpose of discrediting the Company. The Company agrees to instruct its officers and directors not to disparage Employee, including, without limitation, making disparaging comments about Employee or releasing or causing to be released information for the purpose of discrediting Employee.
11.    Section 409A Compliance. To the extent applicable, the parties hereto intend that the Severance Plan and this Release be exempt from, or if an exemption is not available, comply with Section 409A of the Internal Revenue Code of 1986, as amended and the regulations and other guidance thereunder and any state law of similar effect (collectively “Section 409A”). The parties hereby agree that this Release shall at all times be construed in a manner to be exempt from, or if an exemption is not available, to comply with, Section 409A. The parties also agree that in no event shall any payment required to be made pursuant to this Release that is considered deferred compensation within the meaning of Section 409A and is not otherwise exempt from the provision thereof be accelerated in violation of Section 409A. The parties further agree that any payment paid in connection with this Release pursuant to the Participation Agreement and Severance Plan will be paid in accordance with the provisions of Section 5 of the Severance Plan.
12.    Taxes. The Company does not represent or guarantee that any particular federal or state income, payroll or other tax treatment will result from this Release or the compensation or benefits payable pursuant to this Release. Executive is solely responsible for the proper tax reporting and timely payment of any income tax or interest for which she is liable as a result of this Release and the compensation or benefits payable pursuant to this Release.
13.    No Attachment. No right to receive payments under this Release shall be subject to set off, offset, anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge or hypothecation or to execution, attachment, levy or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to effect any such action shall be null, void and of no effect.
14.    ADEA Acknowledgements. Employee acknowledges the following:
a.    Employee has been advised by the Company that this Release affects important rights, and includes a release of any and all claims arising out of any alleged violation of

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Employee’s rights related to her employment with the Company or any of its predecessors, including, but not limited to, any and all claims Employee may have under the Age Discrimination in Employment Act of 1967, as amended, 29 U.S.C. § 621, et seq. Because this Release affects important rights, Employee has been and is hereby advised in writing to consult with an attorney prior to executing this Release;
b.    Employee is advised that she has twenty one (21) days to consider this Release and Employee may take as much of that time as she wishes before signing. If Employee decides to accept the benefits offered herein, she must sign this Release and return it to Michael A. Alrutz, Senior Vice President, General Counsel at Chimerix, Inc., 2505 Meridian Parkway, Suite 100, Durham NC 27713 before the expiration of the twenty-one (21) days. By signing below, Employee acknowledges that she received this Release on February 4, 2019; and
c.    Employee is advised that, if she signs this Release, she will have a period of seven (7) days from the date of his acceptance to change her mind and revoke this Release. If Employee decides to revoke this Release, then she should deliver written notice to Michael A. Alrutz, Senior Vice President, General Counsel at Chimerix, Inc. within such 7-day period. None of the terms and conditions contained herein will be enforceable by the parties hereto until the expiration of this 7-day period, and this Release will not become effective until such 7-day period has passed without Employee’s revocation of it.
15.Miscellaneous This Release shall be binding upon and inure to the benefit of Employee, her assigns, heirs, executors, administrators, representatives, as well as the predecessors, successors, purchasers and assigns of the Company. Employee may not assign any of her rights or delegate any of her duties under this Release. Except as preempted by federal law, this Release shall be governed by and construed in accordance with the laws of the State of North Carolina, without reference to its conflict of law provision. Any number of counterparts of this Release may be signed and delivered, each of which shall be considered an original and all of which, together, shall constitute one and the same instrument.
16.Entire Agreement. This Release, with attachments, the PIIA, the Participation Agreement and the Severance Plan comprise the entire agreement and understanding of the parties with respect to the subject matter, specifically including but not limited to any terms and conditions of employment or the termination of employment, and there are no agreements or understandings other than those contained herein. Further, this Release is intended to be a binding contract among the parties hereto and shall not be modified, except by writing signed by both Employee and the Company. The provisions of this Release shall be deemed severable, and the invalidity or unenforceability of any provision (or part thereof) of this Release shall in no way affect the validity or enforceability of any other provisions (or remaining part thereof).
EMPLOYEE ACKNOWLEDGES AND AGREES THAT EMPLOYEE HAS CAREFULLY READ AND FULLY UNDERSTANDS ALL THE PROVISIONS OF THIS RELEASE. EMPLOYEE ACKNOWLEDGES THAT EMPLOYEE HAS NOT RELIED UPON ANY REPRESENTATION OR STATEMENT, WRITTEN OR ORAL, WHICH IS NOT SET FORTH IN THIS DOCUMENT. EMPLOYEE FURTHER ACKNOWLEDGES THAT EMPLOYEE IS ENTERING INTO THIS RELEASE VOLUNTARILY AND OF EMPLOYEE’S

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OWN FREE WILL, WITHOUT ANY COERCION FROM ANY PERSON, INCLUDING THE COMPANY OR ANY OF ITS REPRESENTATIVES. EMPLOYEE ACKNOWLEDGES THAT EMPLOYEE FULLY AND COMPLETELY UNDERSTANDS THE TERMS AND CONDITIONS OF THIS RELEASE AND HAS VOLUNTARILY AND KNOWINGLY AGREED TO SUCH TERMS AND CONDITIONS, INCLUDING ALL RELEASES OF CLAIMS EMPLOYEE MAY HAVE AGAINST THE COMPANY OR ANY OF THE RELEASED PARTIES, IN EXCHANGE FOR VALUABLE CONSIDERATION THAT EMPLOYEE IS NOT OTHERWISE ENTITLED TO RECEIVE.

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IN WITNESS WHEREOF, the parties have executed this Release on this the 8th day of

February, 2019.

EMPLOYEE:
/s/ M. Michelle Berrey
M. Michelle Berrey
CHIMERIX, INC.
By: /s/ Martha J. Demski
Name: Martha J. Demski
Title: Chair of the Board of Directors

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Exhibit 10.70

EXHIBIT A
EMPLOYEE’S OUTSTANDING EQUITY AWARDS

Grant Date	Type of Award	Total Shares Underlying Outstanding Awards	Exercise Price per Share	Shares Vested as of Separation Date	Shares Accelerated Pursuant to Severance Plan & Participation Agreement	Total Vested Shares as of Separation Date
1/23/2019	Stock Option	400,000	$2.41	0	125,000	125,000
1/25/2018	Stock Option	400,000	$4.68	100,000	125,000	225,000
1/24/2017	Stock Option	148,000	$5.14	74,000	46,250	120,250
1/24/2017	RSU Award	74,000	N/A	37,000	23,125	60,125
5/9/2016	RSU Award	100,000	N/A	75,000	25,000	100,000
1/8/2016	Stock Option	483,600	$8.06	362,700	120,900	483,600
1/28/2015	Stock Option	184,200	$39.41	184,200	0	184,200
4/9/2014	Stock Option	140,000	$21.92	140,000	0	140,000
1/28/2014	Stock Option	58,713	$18.75	58,713	0	58,713
11/18/2012	Stock Option	15,161	$4.26	15,161	0	15,161
Total		2,003,674		1,046,774	465,275	1,512,049

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